CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-51061  and 811-7123) of our reports dated October 27, 2016 on the financial statements and financial highlights of Dreyfus Opportunistic Midcap Value Fund, Dreyfus Opportunistic Small Cap Fund, Dreyfus Opportunistic U.S. Stock Fund, Dreyfus Strategic Value Fund, Dreyfus Structured Midcap Fund and Dreyfus Technology Growth Fund (six of the series comprising Advantage Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended August 31, 2016.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

December 23, 2016